Exhibit 4.3
DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Shift Technologies, Inc. (the “Company,” “we,” “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Class A common stock, par value $0.0001 per share.

The general terms and provisions of our Class A common stock are summarized below. This summary does not purport to be complete and is subject to, and qualified in its entirety by express reference to, the provisions of our Second Amended and Restated Certificate of Incorporation (our “Charter”) and our Second Amended and Restated Bylaws (our “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part, and each of which may be amended from time to time. We encourage you to read our Charter and Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”) for additional information.

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares of Class A common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of March 16, 2021, there were 84,088,337 shares of our Class A common stock outstanding.

Our board of directors (the “Board of Directors”) has authority at any time and from time to time to issue preferred stock of one or more series and, in connection with the creation of each such series, to fix the voting rights (if any), designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof, of such series to the full extent permitted by our Charter and the laws of the State of Delaware.

Dividends

Subject to applicable law and any preferential rights of the holders of any then-outstanding shares of any series of preferred stock, holders of our Class A common stock are entitled to receive such dividends, if any, as from time to time may be declared by our Board of Directors. The declaration of dividends on our Class A common stock is a business decision to be made by our Board of Directors in its discretion from time to time based upon our revenues and earnings, if any, capital requirements and general financial condition, as well as the provisions of the DGCL affecting the payment of dividends and distributions to stockholders and any other factors as our Board of Directors may consider relevant.

Voting Rights

Subject to applicable law or the resolution or resolutions of our Board of Directors providing for the issue of any series of preferred stock, the holders of outstanding shares of our

Class A common stock shall exclusively possess voting power for the election of directors and for all other matters to be voted on by stockholders. Each holder of our Class A common stock is entitled to one vote for each share of Class A common stock standing in its name. Unless otherwise required by applicable law, any action at a meeting at which a quorum is present will be decided by a majority of the votes properly cast, except the election of directors will be decided by a plurality of votes cast. Our Charter does not provide for cumulative voting for the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, after payment in full of the preferential amounts, if any, to be distributed to the holders of any then-outstanding shares of preferred stock having a preference over our common stock, the holders of our Class A common stock shall be entitled to share, ratably according to the number of shares of Class A common stock held by them, in all remaining assets of the Company available for distribution to our stockholders.

Preemptive or Other Rights

Holders of our Class A common stock have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Class A common stock.

Fully Paid and Nonassessable

All outstanding shares of our Class A common stock are fully paid and not liable to any further call or assessments by us.

Certain Anti-Takeover Provisions

Our Charter, our Bylaws and the DGCL contain certain provisions that could delay or make more difficult an acquisition of control of us that is not approved by our Board of Directors, whether by means of a tender offer, open-market purchases, a proxy contest or otherwise. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of us, even though such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions also may have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our Board of Directors. Set forth below is a description of various provisions contained in our Charter, our Bylaws and the DGCL that could impede or delay an acquisition of control of us that our Board of Directors has not approved. This description is intended as a summary only and is subject to, and qualified in its entirety by reference to, our Charter and our Bylaws, as well as the DGCL.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL. In general, Section 203 provides that a Delaware corporation with a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders may not engage in various business combination transactions with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless:
a.our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder prior to the time that stockholder became an interested stockholder;
b.upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, shares owned (i) by persons who are directors and also officers and (ii) by certain employee stock plans); or
c.at or subsequent to such time the business combination is approved by our Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In general, a “business combination” is broadly defined to include (i) any merger or consolidation of the corporation or any of its direct or indirect majority-owned subsidiaries with the interested stockholder; (ii) any sale, lease or other disposition (except proportionally as a stockholder of the corporation) to or with the interested stockholder of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation, which assets have a market value equal to 10% or more of either the aggregate market of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation or by any of its direct or indirect majority-owned subsidiaries of any stock of the corporation or of such subsidiary to the interested stockholder; (iv) subject to certain exceptions, any transaction involving the corporation or any of its direct or indirect majority-owned subsidiaries which has the effect of increasing the proportionate share of the stock of any class or series of the corporation or of any such subsidiary which is owned by the interested stockholder; and (v) subject to certain exceptions, any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances or other financial benefits provided by or through the corporation or any direct or indirect majority-owned subsidiary. In general, an “interested stockholder” is any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination, and the affiliates and associates of such person.

The DGCL permits a corporation to “opt out” of, or choose not to be governed by, the restrictions in Section 203 of the DGCL by expressly stating so in its original certificate of incorporation (or in a subsequent amendment to its certificate of incorporation or bylaws approved by its stockholders). However, neither our Charter nor our Bylaws contains a provision electing to opt out of Section 203.

Advance Notice Requirements

Stockholders wishing to nominate persons for election to our Board of Directors at an annual meeting or to propose any business to be considered by our stockholders at an annual meeting must comply with certain advance notice and other procedures and requirements set forth in our Bylaws. Likewise, if our Board of Directors has (or if stockholders, in compliance with certain provisions of our Bylaws, have) determined that one or more directors shall be elected at a special meeting of stockholders, stockholders wishing to nominate persons for election to our Board of Directors at such special meeting must comply with certain advance notice and other procedures and requirements set forth in our Bylaws.

Special Meetings

Our Bylaws provide that, subject to the rights of the holders of any then-outstanding shares of any series of preferred stock, a special meeting of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, or the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors. Such meetings may not be called by any other person.

Number of Directors; Board Vacancies

Our Charter provides that the number of directors shall be fixed from time to time exclusively by our Board of Directors pursuant to a resolution adopted by a majority of our Board of Directors; however, the number of directors as of October 13, 2020 shall be eight (8). Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the remaining directors then in office, although less than a quorum, or by a sole remaining director. Each director so appointed shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, or until such director’s earlier death, removal or resignation.

Classified Board

Our Charter provides that our Board of Directors will be divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board.

Additional Authorized Shares of Capital Stock

The additional shares of authorized common stock and preferred stock available for issuance under our Charter could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.

Amendments to Bylaws

Our Board of Directors may adopt, amend, alter or repeal our Bylaws, except with respect to the indemnifications provisions under Article VIII. Stockholders may adopt, amend, alter or repeal our Bylaws upon obtaining (i) the affirmative vote of the holders of at least a majority of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and (ii) any other vote of the holders of any class or series of capital stock of the Corporation required by applicable law, our Charter or our Bylaws; provided, however, that an amendment with respect to the indemnifications provisions under Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Company.

No Written Consent of Stockholders

Our Charter and our Bylaws provide that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Limitations on Liability and Indemnification of Officers and Directors

Our Charter limits the liability of its officers and directors and provides that the Company will indemnify its officers and directors, in each case, to the fullest extent permitted by the DGCL.

Stock Exchange Listing

Our shares of Class A common stock are listed on The Nasdaq Capital Market under the symbol “SFT.”

Transfer Agent

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.